EXHIBIT "2.2"
DYNARESOURCE, INC.
"MINE OPERATING AGREEMENT"
"MOAG"

                            MINE OPERATING AGREEMENT

         This Mine Operating Agreement (the "Operating Agreement") is made effective as of August 19, 1998, between West Coast Mines, Inc. ("West Coast") on the one hand and Minera Finisterre, S.A. de C.V. ("Minera" or "Finisterre") and Golden Hemlock Explorations, Ltd. ("Golden") (collectively "Finisterre/Golden") on the other hand. For and in consideration of the mutual covenants contained in this Operating Agreement, and the forbearance of certain actions, the sufficiency of which is expressly acknowledged and agreed to by the parties hereto, the parties enter into this Agreement on the terms and conditions set forth as follows:

                                    RECITALS

         WHEREAS, effective as of December 20, 1996, Dynacap/San Jose Resource Group, L.L.C. ("Dynacap"), West Coast and Finisterre/Golden (collectively the "Parties") entered into that certain Amended and Restated Loan Agreement (the "Amended Loan Agreement") setting forth the terms and conditions of the Parties' respective obligations relating to the Mine as that term is defined therein. Dynacap has transferred and assigned all its right, title and interest in and to the Amended Loan Agreement and in and to the Mine to West Coast. Golden has acquired one hundred percent (100%) of Minera and/or the rights in and to one hundred percent (100%) of Minera;

         Finisterre/Golden has conducted exploration activities at the Mine and otherwise undertook activities under the Amended Loan Agreement. Disagreements between the Parties have arisen with respect to the scope of, the interpretation of, and the performance under the Amended Loan Agreement;

         Following the execution of the Amended Loan Agreement, West Coast has contributed additional sums and consideration to the Mine in an amount not less than $150,000.00 U.S. Dollars. Disagreements have arisen between the Parties regarding the purpose and treatment of such payments;

         In order to resolve the current disputes between the Parties and to further progress the exploration, development and operation of the Mine, the Parties desire to amend and restate the Amended Loan Agreement. West Coast and Finisterre/Golden hereby further amend and restate the Amended Loan Agreement and intend that the terms of this Operating Agreement as set forth herein shall govern and control the obligations, responsibilities, duties and rights of the Parties from this day forward.


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                                    ARTICLE 1

                                   DEFINITIONS

1.01 For purposes of this Agreement, the following definitions shall be used:

         (a) Available Cash at any point in time means (i) Cash Flow, plus (ii) decreases in Cash Reserves (as defined in Section 1.01(e)), less (iii) Operating Expenses, and less (iv) increases in Cash Reserves.

         (b) Cash Flow for any period of time means any consideration without limitation, whether cash, stock, other interests or anything of value, derived from the Operation of the Mine.

         (c) Operating Expenses for any period of time means subject to the limitations expressed below, the costs, charges, expenses and disbursements which Finisterre/Golden (or West Coast, as the case may be) shall directly incur and pay in connection with development, maintenance, operation, management and production of the Mine, as approved by the Operating Committee (defined in Article 6 below) and determined in accordance with generally accepted accounting principles consistently applied. Any indebtedness, including principal and interest on any indebtedness for which Finisterre/Golden is liable and which was incurred to finance the Operation of the Mine will not be an Operating Expense, unless approved unanimously by the Operating Committee. In order for any payment to qualify as an Operating Expense, such payment must be approved by the Operating Committee through the operating budget as provided in Article 6.02 or through written consent of the Operating Committee. Operating Expenses do not include costs, charges, expenses or disbursements for exploration of the Mine unless any such funds disbursed and/or contributed for exploration are generated from production of the Mine and are approved unanimously by the Operating Committee and disbursed via the Trust Account. Operating Expenses do not include income taxes paid by Finisterre/Golden or West Coast and do not include interest or principal paid to West Coast. Operating Expenses do not include property payments.

         (d) Operation of the Mine means any and all activities which are derived from or in any way related to the Mine, including without limitation, exploration of the Mine, any mining activities, the sale of minerals extracted from the Mine, the sale or licensing of any rights to derive minerals or income from the Mine, the sale of any rights in the Concessions, and the sale, transfer, or assignment of any rights or interests whatsoever to directly or indirectly, develop, operate, control or produce the Mine.

         (e) Cash Reserves for any period of time means such amounts of cash (derived from production of the Mine) to be held in the Trust Account described in Article 4 as the Operating Committee deems necessary for contingent or unforeseen liabilities or for obligations of Finisterre/Golden arising out of or related to the business of the Operation of the Mine. The parties anticipate


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that additional funds will be infused by Finisterre/Golden or parties related to
Finisterre/Golden to be deposited into the Capital or Exploration Accounts described in Article 4. Cash Reserves shall be established and approved by the Operating Committee for the proper expenditure of any such earmarked cash infusions into the Capital or Exploration Accounts.

         (f) The Mine means the various mineral claims and/or concessions located in Sinaloa, Mexico described on the attached Exhibit "A," together with any mineral claims, interest, rights or concessions acquired or optioned by Finisterre/Golden, its parent or subsidiary companies, successors, assigns, transferees and related or affiliated companies within a ten-mile radius (measured from the geographical center point) of the claims and/or concessions described on Exhibit "A" (the "Concessions") and including any replacement or successor claims or concessions, and all mining leases and other mining interests derived from any such claims. The definition of Mine is intended to be construed as broadly as possible such that all questions regarding rights, interests, concessions, claims or the like are to be resolved in favor of being included within the definition of Mine. Finisterre represents and covenants that Finisterre is the legal owner of the Mine and legal holder of the Concessions. Equity interest in the Mine is achieved through ownership of stock in Finisterre.

                        Election of Net Profits Interest

         1.02 Pursuant to Articles 2.04 and 2.05 of the Amended Loan Agreement, West Coast, at its sole discretion, hereby elects to maintain its 24.9% Net Profits Interest of Available Cash over the life of the Mine (hereinafter referred to as the "24.9% Net Profits Interest") as defined and granted in the Amended Loan Agreement. The 24.9% Net Profits Interest is a pre-tax, carried interest and is owned by West Coast for so long as the Mine is in existence and cannot be avoided, diluted, encumbered or hindered in any way without first obtaining West Coast's prior written consent thereto. The 24.9% Net Profits Interest shall entitle West Coast to 24.9% of all Available Cash generated from the Mine over the life of the Mine. West Coast's 24.9% Net Profits Interest set forth herein is owned and controlled exclusively by West Coast, unencumbered by any other interest, right, option, lien or agreement.

                       Loan and Interest Debt Satisfaction

         1.03 For good and valuable consideration, including that which is noted herein, West Coast hereby cancels, forgives, and forever waives any claims that it has or had to repayment of principal and interest under Articles 1 and 2 of the Amended Loan Agreement and the December 20, 1996 Promissory Note referenced therein. In exchange for the debt forgiveness, previous capital contributions and other good and valuable consideration, Finisterre/Golden grants to West Coast the 24.9% Net Profits Interest, the shares of stock in Finisterre noted in
Article 2 below, the option described in Article 2.03, and other good and valuable consideration. West Coast hereby covenants that it will execute simultaneous with the execution of this Operating Agreement the Cancellation of Promissory Note attached hereto as Exhibit "B."

                                   Statements

          1.04 On or before the tenth day following the end of each calendar month, the Operating Committee shall furnish to West Coast: (a) a statement detailing the Available Cash, and specifying the Cash Flow, decreases in Reserves, Operating Expenses, exploration expenses, and increases in Reserves for the preceding month; and (b) payments due under this Agreement for the preceding month. The Parties hereby covenant and agree to promptly provide and make available to the Operating Committee all information and data requested by the Secretary to the Operating Committee, so that the Operating Committee can provide the statements herein on a timely and informed basis.

                       24.9% Net Profits Interest Payments

          1.05 The Operating Committee as defined below shall be responsible for determining all payments to be made to West Coast under this Article 1 for their 24.9% Net Profits Interest. Absent any contrary decisions by the unanimous vote of the Operating Committee, West Coast shall be entitled to payments for their 24.9% Net Profits Interest on the 15th day of each month following any Operation of the Mine.

                             Right of First Refusal

         1.06(a) West Coast hereby grants a right of first refusal to Golden for the purchase of the 24.9% Net Profits Interest and its Minera Finisterre stock should West Coast elect to sell, convey, or otherwise dispose of the 24.9% Net Profits Interest or its Minera Finisterre stock and hereby covenants and agrees that West Coast shall offer the 24.9% Net Profits Interest and its Minera Finisterre stock in writing for purchase by Golden prior to selling, conveying, or otherwise disposing of the 24.9% Net Profits Interest or its Minera
Finisterre stock to any entity or person at or for the same consideration offered to such entity or person. Upon receipt of written notice from West Coast, Golden shall have ten (10) days to elect to exercise its right of first refusal and thereafter, twenty (20) days to close. Should Golden fail to elect to exercise its right of first refusal timely, or fail to close timely, Golden's right of first refusal expires.

          1.06(b) Should Golden elect not to continue ownership of Minera or ownership, operation, development, exploration or production of the Mine, Golden hereby (1) grants a right of first refusal to West Coast for the purchase of its interest in Minera and/or the Mine and hereby covenants and agrees that Golden shall offer its interest in Minera and/or the Mine in writing for purchase by West Coast prior to selling, conveying, or otherwise disposing of such interest to any entity or person at or for the same consideration offered to such entity or person and (2) agrees to assign to West Coast immediately without delay or condition, its option agreement dated April 23, 1996 (defined as the "126 Agreement" in Article 2.07). Upon receipt of written notice from Golden, West Coast shall have sixty (60) days to elect to exercise its right of first refusal and thereafter, one hundred twenty (120) days to close. Should Golden fail to continue ownership of Minera or ownership, operation, development, exploration or production of the Mine, such failure shall not diminish, dilute or reduce Minera's obligations and responsibility to develop the Mine and perform under this Operating Agreement.

          1.06(c) Upon the sale, transfer, conveyance, assignment or exchange of any of Finisterre's or Golden's interest, right, ownership, claim or control in the Concessions or the Mine, all consideration without limitation, including cash, stock or other interests of value, received for such sale, transfer, conveyance, assignment or exchange shall be immediately deposited into the Trust Account and disbursed in accordance with Article 4.01.

          1.06(d) Any deviation of Article 1.06(c) above shall specifically require the unanimous written consent of the Operating Committee.

                                 Value Added Tax

          1.07 Any liability for value added tax is the sole liability of Finisterre/Golden, and such tax shall not reduce any payments to West Coast under this Operating Agreement. Taxes, such as sales taxes, incurred on purchases of equipment in connection with the Operation of the Mine may be an Operating Expense, if such purchase has been approved by the Operating Committee.

                                 Withholding Tax

          1.08 The parties understand that the payments under this Operating Agreement may be subject to a withholding tax pursuant to the Convention between United States and Mexico for Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Income Taxes, which rate is subject to a reduction to ten percent (10%) upon certain conditions. For so long as the treaty is in effect, Finisterre/Golden and West Coast shall use their best efforts to comply with the conditions so as to qualify for ten percent (10%) withholding tax.

                                    ARTICLE 2

                                 EQUITY INTEREST

          2.0 1(a) Transfer of Minera Finisterre Shares. Finisterre/Golden agree to transfer to West Coast twenty-five percent (25%) of the one hundred percent (100%) of shares of stock presently issued and outstanding in Minera Finisterre, S.A. de C.V. Such number of shares shall be calculated by determining the total number of Minera Finisterre shares outstanding and multiplying such number by twenty-five percent (25%). Such shares shall be immediately transferred to West Coast upon execution of this Operating Agreement. Except as provided in Article
2.04 or as otherwise approved by the unanimous vote of the Operating Committee, West Coast's twenty-five percent (25%) ownership of Minera Finisterre shares, shall not be diluted or diminished in any way.

         2.0 1(b) Private Placement of Golden Shares. Simultaneous with the final execution of this Operating Agreement, Golden shall submit private placement documents to West Coast for the private placement of 333,333 shares of Golden stock at fifteen cents ($. 15) (Cnd.) per share, together with Options for 333,333 shares of Golden stock, exercisable by West Coast within a two-year period, at fifteen cents ($.15) (Cnd.) during the first year, and at seventeen and one-half cents ($.175) (Cnd.) per share during the second year.

         Upon the full and final execution of this Operating Agreement, and upon West Coast's receipt of the private placement documents described in this
Article 2.01(b) and upon West Coast's receipt of the Finisterre shares described in Article 2.01(a) above, West Coast shall tender the sum of $50,000.00 (Cnd.) to Golden. Golden's receipt of the $50,000.00 (Cnd.) is to be used by Golden to return the Company to regulatory compliance with the Vancouver Stock Exchange.

                        Capital Contribution Calculation

         2.02 For purposes of calculating the equity contributions made by the parties, the following estimated amounts are hereby agreed to be the capital contributions of the parties made to date:

                  Golden                      $4,500,000.00 (Cnd.)  75%
                  West Coast                  $l.500~000.00 (Cnd.)  25%
                  ----------                  -------------------------

                  Total                       $6,000,000.00 (Cnd.) 100%

The $4,500,000.00 (Cnd.) assigned to Golden is comprised primarily of property and cash payments and the waiver of the obligations of Golden to contribute $250,000.00 (U.S.) to the Capital Account (see Article 2.06.). The $1,500,000.00
(Cnd.) assigned to West Coast is comprised primarily of cash payments and forgiveness of debt, accelerated payback and interest as noted herein. The contribution calculations contained within this paragraph shall serve as the basis for future rights for equity contributions provided for under this Operating Agreement. Thus, the parties' interests in Minera Finisterre will vary according to the party's actual contribution in accordance with the following formula:

          %    =    actual expenses of a party    x     100
                    actual expenses of both parties

                           West Coast Equity Infusions

         2.03(a) S350.000.00 (Cnd.) Commitment. Notwithstanding the above, West Coast will contribute no less than $350,000.00 (Cnd.) on or before December 31, 1999, With respect to this $350,000.00 (Cnd.) contribution by West Coast, Golden shall have no right to contribute unless agreed to by West Coast. West Coast shall receive Minera Finisterre stock directly in proportion to the increase in its capital contribution divided by the total capital contributions made by Golden and West Coast. The calculations for equity interest shall be made based upon the total capital contributions by the parties of $6,000,000.00 (Cnd.), and shall be increased incrementally based upon the percentage of additional contribution. Therefore, West Coast will earn additional equity interest of four and thirteen one-hundredth's percent (4.13%) of the additional outstanding Minera Finisterre stock by contributing $350,000.00 (Cnd.), thereby increasing

West Coast's total capital contribution to $1,850,000.00 (Cnd.), or twenty-nine and thirteen one-hundredth's percent (29.13%) of the total $6,350,000.00 (Cnd.) contributed by the Parties. Thus, at the conclusion of West Coast's $350,000.00 (Cnd.) contribution, West Coast will own twenty-nine and thirteen-hundredth's percent (29.13%) of the outstanding stock in Minera Finisterre. West Coast's failure to contribute the $350,000.00 (Cnd.) on or before December 31, 1999, shall result in the immediate forfeiture of the First and Second Options defined below. The Option forfeiture shall be Finisterre/Golden's sole remedy for West Coast's failure to contribute said $350,000.00 (Cnd.)..

         2.03(b) West Coast's First Option. West Coast will have the exclusive option (the "First Option") to contribute up to a total of $650,000.00 (Cnd.) to acquire or earn additional equity interest (i.e., Minera Finisterre stock) in proportion to the contributions of the previous Article 2.02 and 2.03(a). The First Option shall expire December 31, 1999. With respect to any contribution(s) made by West Coast in connection with this First Option, Golden shall have no right to contribute unless agreed to by West Coast. West Coast shall receive Minera Finisterre stock directly in proportion to the increase in its capital contribution in proportion to the total capital contributions made by Golden and West Coast. The calculations for equity interest shall be made based upon the total capital contributions by the Parties of $6,350,000.00 (Cnd.), and shall be increased incrementally based upon the percentage of additional contribution. By way of example, West Coast may earn additional equity interest up to a maximum of six and fifty-seven hundredth's percent (6.5 7%) of the additional outstanding Minera Finisterre stock by contributing up to $650,000.00 (Cnd.), thereby increasing West Coast's total capital contribution to $2,500,000.00 (Cnd.) or thirty-five and seven-tenth's percent (35.7%) of the total $7,000,000.00 (Cnd.) contributed by the Parties. Under this example, West Coast will own thirty-five and seven-tenth's percent (35.7%) of the outstanding stock in Minera Finisterre. Golden acknowledges that West Coast is not obligated to contribute the entire $650,000.00 (Cnd.) and may contribute any amount(s), in West Coast's sole and absolute discretion, up to $650,000.00 (Cnd.) and earn equity interest in Minera Finisterre proportionately.

         2.03(c) West Coast's Second Option. Assuming West Coast exercises any portion of the First Option set forth in Article 2.03(b) above, West Coast will have the exclusive option to contribute additional capital (without opportunity for Golden to match), in an amount up to and including $1,000,000.00 (Cnd.) prior to December 31, 2000 (the "Second Option"). Said additional contribution(s) by West Coast pursuant to this Second Option is to acquire or earn additional equity interest (i.e., Minera Finisterre stock) in proportion to the contributions of the previous Articles 2.02 and 2.03(a) and (b). West Coast shall receive Minera Finisterre stock directly in proportion to the increase in its capital contribution in proportion to the total capital contributions made by Golden and West Coast. The calculations for such equity interest shall be made just as in Article 2.03(a) and (b) above. By way of example, West Coast may earn additional equity interest up to a maximum of eight and five-hundredth's percent (8.05%) of the additional outstanding Minera Finisterre stock by exercising the Second Option and contributing up to an additional $1,000,000.00 (Cnd.), thereby increasing West Coast's total capital contribution to $3,500,000.00 (Cnd.), or forty-three and three-fourths percent (43.75%) of the total $8,000.000.00 (Cnd.) contributed by the Parties. Under this example, West Coast will own forty-three and three-fourths percent (43.75%) of the outstanding stock in Minera Finisterre. Golden acknowledges that West Coast is not obligated to contribute the entire $1,000,000.00 (Cnd.) and may contribute any amount, in West Coast's sole and absolute discretion, up to $1,000,000.00 (Cnd.) and earn equity interest in Minera Finisterre proportionately.

         2.03(d) With respect to the timing of the contributions referenced in Articles 2.03(a), (b) and (c), the Parties acknowledge and agree that such contributions by West Coast shall be deemed contributed when deposited into the Exploration and/or Capital accounts referenced in Articles 4.02 and 4.03, respectively. Once the contributions are made to the respective accounts by West Coast, Golden/Finisterre covenant and agree to immediately cause the issuance and/or transfer to West Coast of sufficient shares of Minera Finisterre stock such that West Coast equity ownership of Minera Finisterre will equal its percentage contributions referenced in Articles 2.03(a), (b) and (c) above. By way of example only, immediately upon the conclusion of West Coast's commitment in 2.03(a) and the contribution of $350,000.00 (Cnd.) being deposited by West Coast into either the Exploration or Capital account, Golden and/or Finisterre will cause the immediate issuance and/or transfer of sufficient number of shares to West Coast such that West Coast will own and physically possess twenty-nine and thirteen one-hundredth's percent (29.13%) of the outstanding stock of Minera Finisterre.

         2.03(e) Notwithstanding anything in Articles 2.03(a), (b), (c) and (d) above, Finisterre/ Golden shall remain obligated and responsible for prudent and professional development of the Mine.

                                 Dilution Clause

         2.04 The proportionate level of the respective interests of West Coast and Golden in Minera Finisterre will not change so long as each party contributes its proportionate share of costs and expenses relating to exploration or development programs for the Mine, as approved by the Operating Committee, save and except West Coast's contributions in Articles 2.03(a), 2.03(b) and 2.03(c) above to spend the above-referenced $350,000.00 (Cnd.) and up to $2,000,000.00 (Cnd.) to earn an additional interest in Minera Finisterre. Thus, West Coast has a guaranteed right to receive a forty-three and three-fourth's percent (43.75%) interest in Minera Finisterre through contributions of an additional $2,000,000.00 (Cnd.) up to December 31, 2000. Prior to making any further contributions, Golden must provide West Coast the opportunity to maintain its percentage ownership by a proportionate contribution equal in percentage to the respective interests of the parties to any contribution made by Golden. Thus, by example, in order to maintain its forty-three and three-fourth's percent (43.75%) interest after contribution of the additional $2,000,000.00 (Cnd.) prior to December 31, 2000, West Coast will be required to contribute forty-three and three-fourth's percent (43.75%) of any further contributions by Golden which have been previously approved by the Operating Committee.

         In respect to subsequent programs or expenditures approved by the Operating Committee, within thirty (30) days of the approval of the program or expenditure by the Operating Committee, each of West Coast and Golden will give written notice to the Operating Committee stating whether or not it elects to contribute its proportionate share of the costs of such program. Failure to give such notice shall be deemed to be an election not to contribute. If either West Coast or Golden elects or is deemed to have elected not to contribute its proportionate share of the costs of a program approved by the Operating

Committee, then the other party may give notice in writing to the non-contributing party that it will contribute all of the required expenditures in addition to its own share of the expenditures. Such party shall then be entitled to a respective increase in its interest in Minera Finisterre in proportion to the overall costs expended by such party.

                 Treatment of Prior Contributions by West Coast

         2.05 The twenty-five percent (25%) interest in Minera Finisterre earned by West Coast noted in Article 2.02 above, includes the following payments totaling $1,500,000.00 (Cnd.):

          1.   $85,000.00 (U.S.) (Santa Rosa Claim);

          2.   $35,000.00 (U.S.) (payments made to Pamicon Developments, Ltd.);

          3.   $30,000.00 (U.S.) (interest past due from Finisterre/Golden);

          4.   $500,000.00 (U.S.) (loan satisfaction -- Article 1.03); and

          5.   $350,000.00 (U.S.) (waiver of accelerated payback).

         Because West Coast has received equity credit for each of these contributions herein, no further liability for these payments shall exist and West Coast waives any further claims to such amounts. The Parties agree that the May 14, 1998 Amended Proposal executed by and between West Coast and Golden regarding contributions to the Santa Rosa claim and additional funding by West Coast is hereby revoked, cancelled and rescinded and otherwise superseded by this Operating Agreement.

                               Golden Contribution

         2.06 Golden's obligations as previously provided in Article 4.03 of the Amended Loan Agreement to contribute $250,000.00 (U.S.) to the Capital Account is hereby waived.

                           Completion of 126 Agreement

         2.07 Finisterre/Golden hereby represent and agree that they have satisfied and fulfilled the Option Agreement dated April 23, 1996 between No. 126 Corporate Ventures, Ltd., Golden Hemlock Exploration, Ltd., Ronald H. Tammekand and Dalton D. Dupasquier (the "126 Agreement"), except for the final issuance of the remaining thirty percent (3 0%) of Minera stock pursuant to paragraph 2 of the 126 Agreement. Finisterre/Golden hereby represent and affirm that they will undertake all necessary actions in order to assure this final step in the fulfillment of the 126 Agreement and the complete one hundred percent (100%) acquisition of Minera by Golden on or before thirty (30) days from the execution of this Operating Agreement. Finisterre/Golden covenant and agree that they will provide complete and accurate documentation confirming the fulfillment of the final thirty percent (30%) stock issuance to the Operating Committee, within fifteen (15) days thereof. Finisterre/Golden also represent and covenant that the 126 Agreement is valid and in effect, the parties are not in default or breach and upon closing the remaining thirty percent (30%) of Minera into Golden, the 126 Agreement will be completely performed with no obligations, rights or responsibilities remaining.

                                    ARTICLE 3

                                    INDEMNITY

         3.01 West Coast shall never be responsible or liable for payment of all or any part of the Operating Expenses, debts, indebtedness, costs, expenses, or liabilities incurred in connection with the Operation of the Mine, nor any financial obligations or responsibilities of Finisterre and Golden and/or against any and all such responsibility and liability Finisterre/Golden covenants with West Coast to indemnify and save it harmless; provided, however, such costs and expenses may be included as Operating Expenses if approved by the Operating Committee.

                                    ARTICLE 4

                                SPECIAL ACCOUNTS

         4.01     Trust Account.

         As security for performance of obligations and responsibilities as provided herein, the Operating Committee has established a trust account in the name of Finisterre (the "Trust Account") with the following bank located in Dallas, Texas:

         NationsBank - Texas       ABA Number:         111 0000 25
         Las Colinas Branch        Acct. Name:         Minera/San Jose De Gracia
         5201 N. O'Connor Blvd.    Acct. Number:       0047 7046 9775
         Las Colinas, TX 75039
         (972) 401-6262
         (972) 401-6270 (FAX)

         Finisterre/Golden shall require all purchasers of minerals extracted from the Mine to make payment for the minerals to the Trust Account. Finisterre/Golden shall deposit all other cash, gross receipts, stock or any other consideration received from or in connection with the Operation of the Mine in the Trust Account. Disbursements from the Trust Account may be made only with the consent of the Operating Committee.

         4.02 Exploration Account.

West  Coast  shall  establish  an  Exploration   Account  in  which  all  monies
contributed to or designated for exploration of the Mine shall be deposited. Such bank account shall be located in Dallas, Texas. Disbursements from the Exploration Account shall be made in accordance with the exploration budget approved by the Operating Committee; provided that any disbursements over and above the exploration budget approved by the Operating Committee may be made only with the consent of the Operating Committee. Any and all funds deposited into or disbursed from the Exploration Account shall not be considered Operating Expenses and shall not be subject to the lien referenced in Article 7.01 of this Operating Agreement, unless unanimously approved by the Operating Committee as an Operating Expense with such funds being deposited into and disbursed from the Trust Account described in Article 4.01.

         4.03     Capital Account.

         West Coast shall establish a Capital Account in which funds and other contributions shall be deposited for production of the Mine. Such bank account shall be located in Dallas, Texas. Disbursements from the Capital Account may be made only with the consent of the Operating Committee. Any funds deposited into or disbursed from the Capital Account shall not be considered Operating Expense, and shall not be subject to the lien as set forth in Article 7.01 of this Agreement, unless unanimously approved by the Operating Committee as an Operating Expense with such funds being deposited into and disbursed from the Trust Account described in Article 4.01.

         4.04 It is the intent of the Parties that all consideration, including money, funds, stock or other things of value contributed or relating to the Mine or generated from or in connection with the Operation of the Mine must flow through one of these three (3) accounts. All capital infusions and injections in cash or other funds for the exploration, development, maintenance or production of the Mine must be a deposited into and disbursed from either the Trust Account, the Exploration Account or the Capital Account, as the case may be; provided that any and all Operating Expenses must be disbursed through the Trust Account. The Secretary of the Operating Committee will have signatory authority on the above Accounts.

                                    ARTICLE 5

                                BOOKS AND RECORDS

         5.01 Finisterre/Golden shall keep and maintain proper books and records with respect to all income and expenses, including exploration activities, relating to the Mine. The Operating Committee and West Coast or its representative shall have access to such books and records at all reasonable times during business hours. The books shall be kept in accordance with generally accepted accounting procedures. Finisterre/Golden's books and records relating to the Mine shall be reviewed annually by a certified public accountant selected by the Operating Committee. The selected accountant shall (1) annually prepare and deliver to West Coast and Finisterre/Golden the appropriate tax returns and all schedules to those returns, and (2) within ninety days following the end of each calendar year, deliver to each party financial statements, relating to the Mine, including balance sheets, profit and loss statements, and statements showing allocations and distributions to each party. The costs of such accounting services shall be considered an Operating Expense under Section 2.02.

         5.02 Finisterre and Golden covenant and agree, at all times, to timely and properly comply with all laws, statutes, ordinances and the like, promulgated by any regulatory or governing body including, but not limited to, the Vancouver Stock Exchange and to maintain all corporate reporting and existence requirements in conformity therewith.

                                    ARTICLE 6

                         MANAGEMENT OF MINING OPERATIONS

                         General Management of the Mine

         6.01 Except as may be otherwise provided in this Agreement, the management and control of all matters relating to the Mine and/or the Operation of the Mine shall rest exclusively with the Operating Committee. Finisterre/Golden are charged with the sole responsibility and obligation to make all property payments and to keep, restore, renew and/or maintain all fights, claims, concessions and the like in the Mine as well as the Mine itself in good standing and valid and enforceable. Finisterre/Golden shall deliver copies of all documents relating to the acquisition, renewal and maintenance of all Concessions to the Secretary of the Operating Committee within fifteen (15) days of the date of such documents. Finisterre/Golden warrant that they will continue to develop the Mine in a reasonable and timely manner. However, all material operations of the Mine shall ultimately be under the control of the Operating Committee, except as expressly delegated by the Operating Committee.

                               Operating Committee

         6.02 Finisterre/Golden and West Coast have appointed an Operating Committee whose responsibilities include: control and management of all aspects of the Mine; approval of an annual budget related to Operation of the Mine;
approval of disbursements from the Trust Account, Exploration Account and Capital Account pursuant to Article 4; approval of all expenditures related to the Mine pursuant to Section 2.02(c); approval of borrowings or equity infusions; the establishment of Reserves pursuant to Section 2.02(e); control and supervision of all negotiations and discussions relating to prospects for the sale, transfer or exchange of any interests in the Mine; approval of any sale, transfer or exchange of any interest or rights in the Concessions or the Mine; approval of information disseminated to the public relating to the Mine; approval of any transfer of any monies or funds between the accounts referenced in Article 4; and the discharge of other responsibilities set forth in this Agreement.

                       Committee Control of All Activities

         6.03 The Operating Committee shall exercise exclusive control over the exploration, development and production of the Mine. The Operating Committee shall hire an independent contractor to direct and manage all the exploration, development and production activities of the Mine. Such independent contractor shall answer to and be subject only to the Operating Committee. Finisterre/Golden hereby represent and agree that they will not interfere with such exercise of control over the independent contractor by the Operating Committee.

                              Committee Membership

         6.04 The Operating Committee shall be comprised of four (4) persons. West Coast and Finisterre/Golden shall each designate two (2) persons to serve on the Operating Committee with each person entitled to one vote. The persons comprising the Operating Committee may be removed and replaced by majority vote of the Operating Committee. The initial Operating Committee shall consist of:

                 Dalton Dupasquier                Robin Forshaw
                 Koy Diepholz                     Charles Smith

                                Committee Voting

         6.05 All members of the Operating Committee shall cooperate in good faith towards the common goal of timely, efficient and sound operation and development of the Mine. Unless otherwise stated herein, the majority vote of the Operating Committee shall control the activities or decisions of the Operating Committee. If the vote on any particular item or subject is deadlocked (i.e., no clear majority), then the members of the Operating Committee shall diligently and in good faith attempt to resolve the deadlock. If the deadlock remains, the Operating Committee shall, within five (5) business days after an impasse is reached, submit the dispute to non-binding mediation in Dallas, Texas before a mediator mutually agreeable to the members of the Operating Committee. If, after mediation, the deadlock or impasse remains, then the parties shall immediately proceed to arbitration under the provisions of Article 9 hereinafter.

                      Management of the Operating Committee

         6.06 One person on the Operating Committee shall be commissioned to manage the Operating Committee (the "Secretary"). Such Secretary shall be assigned the tasks of general oversight of the Operating Committee, including all tasks necessary to assure the proper performance of the Operating Committee's rights and responsibilities hereunder. West Coast shall have the authority and responsibility to designate the Secretary of the Operating
Committee through December 31, 2000. Through execution of this Operating Agreement, West Coast hereby nominates and elects Koy Diepholz as the Secretary of the Operating Committee. Mr. Diepholz shall serve as the Secretary of the Operating Committee until written notice of resignation by him or December 31, 2000. Thereafter, the Secretary of the Operating Committee shall be elected by majority vote of the Operating Committee. If any deadlock in the Operating Committee develops, the vote shall be resolved in accordance with the guidelines set forth in Article 6.05 above.

                               Committee Meetings

         6.07 The Secretary of the Operating Committee shall be responsible for calling all meetings of the Operating Committee either on his own initiative or upon the request of a member of the Operating Committee. The Secretary shall be responsible for providing written notice to all Committee members of Committee meetings. Such Committee meetings shall be set with written notice at least twenty-one (21) days prior to the meeting date, unless otherwise agreed to by all of the Committee Members or unless shorter notice is required because of emergency circumstances. The Secretary shall further be responsible for issuing the written notice specifying the date, time and place of the meeting, the business to be transacted at the meeting, and providing all Operating Committee members with such material and data as may be reasonably required to enable the members to reasonably evaluate and determine the position they should take with respect to any vote. The Operating Committee shall meet in Irving, Texas at the offices of West Coast, unless otherwise designated by the Secretary. However, any Operating Committee member may participate by telephone conference or other appropriate arrangements. Voting of the Operating Committee may be conducted by verbal, written, facsimile or telex ballot.

                      Alternate Operating Committee Members

         6.08 Provided that prior, written, and majority approval of the Operating Committee is obtained, any member of the Operating Committee may appoint an alternative representative by providing at least forty-eight (48) hours written notice to all other Committee members of the name, address and telephone number of the alternate to be appointed by the specific Operating
Committee member. Alternate members may attend meetings of the Operating Committee and, in the absence of the member of the Operating Committee, may act and/or vote in the place of the appointer member.

                               Golden Announcement

         6.09 Finisterre/Golden represent and agree that, immediately following the execution and final approval of this Operating Agreement, they will issue a public announcement through the Golden Board of Directors: (1) commissioning the Operating Committee to carry out all of its rights and responsibilities herein, including day-to-day management and control of the exploration activities, control over the independent contractor hired to control exploration activities, and control over all other material operations of the Mine; and (2) acknowledging the general terms of this Agreement, with emphasis on the anticipated additional contributions and expected regulatory compliance. Such announcement to be approved by the Operating Committee.

                                    ARTICLE 7

                                    SECURITY

                               Trust Account Lien

         7.01 As security for satisfaction of the obligations as set forth in this Agreement, Finisterre/Golden grants to West Coast a lien on the Trust Account established pursuant to Article 4, and agrees to execute all necessary documentation perfecting this lien at the request of West Coast. The Parties agree that the Trust Account is set up and Finisterre/Golden covenant and agree to execute any and all documents required by West Coast and/or necessary to perfect the lien referenced in this Article.

                                 Equipment Lien

         7.02 As further security for repayment of the obligations as provided herein, Finisterre/ Golden grants to West Coast a lien or liens on the equipment identified with Exhibit "C" attached to the Amended Loan Agreement and on all equipment and other tangible assets purchased in connection with or relating to the Mine and Finisterre/Golden agrees that the Pledge Agreement executed on or about December 20, 1996 in connection with the Amended Loan Agreement (Exhibit "C" thereto) shall remain in full force and effect and guarantee all obligations herein as if executed herewith.

                             Foreclosure for Default

          7.03 Should Finisterre/Golden default under the terms of this Operating Agreement, in addition to other remedies available under law, the liens provided for in Sections 7.01 and 7.02 of this Agreement may be immediately foreclosed by West Coast.

                                    ARTICLE 8

                                   LEGAL FEES

          Finisterre/Golden agrees to pay or reimburse all legal fees incurred by West Coast in conjunction with this Operating Agreement and the negotiation and preparation of this Operating Agreement and any amendments or supplements thereto, and such payment will be considered an Operating Expense under Section 2.02.

                                    ARTICLE 9

                                   ARBITRATION

         The parties agree to do business in a fair and cooperative spirit for mutual benefit and profits, and also agree to solve amicably any dispute, controversy or difference arising out of or in relation to or in connection with this Operating Agreement, or for the breach thereof, but in case such dispute, controversy or difference is not settled by mutual consent and personal negotiations, the matter will be settled by a panel of arbitrators, composed of one member selected by Finisterre/ Golden, one member selected by West Coast, and a third member selected by the two enumerated arbitrators, all in accordance with the Commercial Rules and Regulations of the American Arbitration Association, in Dallas, Texas, United States of America. Expenses for such arbitration shall be borne equally by the parties. The arbitration panel shall award costs, fees and expenses, including fees for experts and attorneys to the prevailing party in any arbitration. The proceedings shall be conducted in English. Each of the parties hereto hereby recognizes and consents to the jurisdiction of the American Arbitration Association in Dallas, Texas and the entry of judgment in Texas, Mexico and Canada upon the award rendered by the arbitrators, by a court having jurisdiction thereof, providing that the parties thereto serve upon the party to be charged by the demand for arbitration of any such dispute. The Parties acknowledge that if injunctive relief is required to preserve the status quo during the pendency of any dispute that any such injunctive relief may be sought in a court of law in Dallas, Texas, United States of America.

                                   ARTICLE 10

                               GENERAL PROVISIONS

                                     Notices

           10.01 All notices, payments and other communications required or permitted under this Operating Agreement shall be in writing and shall be effective when delivered to the following addresses:

If to West Coast:

West Coast Mines, Inc.
Towers at Williams Square
5215 N. O'Connor, Suite 200
Irving, Texas 75039
Attn: Koy Diepholz
Phone: (972) 868-9066
Fax:   (972) 868-9067


If to Finisterre:

Minera Finisterre, S.A. de C.V.
Av. Camaron Sabalo S/N
Plaza Balboa #9
Mazatlan, Sinaloa, Mexico
Attn:      Ron Tammekand
Phone:  011-526-914-3612
Fax:    011-526-916-5258

           --  and to --

Dalton Dupasquier
601-43 1 Pacific Street

Vancouver, B.C., Canada V6Z 2P6
Phone:  (604) 682-0410
Fax:    (604) 682-0412


If to Golden:

Golden Hemlock Explorations, Ltd.
#600 - 700 West Pender Street
Vancouver, B.C., Canada V6C 1G8
Attn:  Robin Forshaw
Phone: 604-688-8836
Fax:   604-682-8728

A party may, by written notice so delivered to the others change the address to which delivery shall thereafter be made.

                             Modification and Waiver

          10.02 This Operating Agreement may not be altered nor amended, nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Operating Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver, of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Operating Agreement.

                                  Exchange Rate

          10.03(a) The exchange rate to be used to determine the U.S. dollar amount of any amounts paid in pesos shall be the exchange rate (net of bank charges) quoted by Banamex in Mexico City to convert pesos to U.S. dollars on the date on which payment is made in volume equivalent to volume of pesos being valued for conversion.

          10.03(b) The exchange rate to be used to determine the U.S. dollar amount of any amounts paid in Canadian dollars shall be the exchange rate (net of bank charges) quoted by Royal Bank of Canada to convert Canadian dollars to U.S. dollars on the date on which payment is made in volume equivalent to volume of Canadian dollars being valued for conversion.

                                 Press Releases

          10.04 The parties shall consult with each other with regard to all press releases and other announcements concerning this Operating Agreement or the transaction contemplated hereby and neither party shall issue any such press release or make any other announcement without the prior written consent of the Operating Committee.

                                 Applicable Law

          10.05 This Operating Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the laws of the State of Texas. The parties expressly acknowledge and agree that Venue and Jurisdiction for any dispute resolution, including litigation, mediation and arbitration shall be Dallas, Texas, United States of America and the parties agree not to challenge or object to same.

                                Entire Agreement

         10.06 This Operating Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understandings relating to such subject.

                                 Binding Effect

          10.07 This Operating Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Operating Agreement, express or implied, is intended to confer upon any other person or entity, any benefits, rights or remedies. Finisterre/Golden shall not assign this Operating Agreement or its obligations under this Operating Agreement, without the express written consent of West Coast. It is expressly acknowledged and understood by the Parties that in the event Finisterre or Golden assign this Operating Agreement or its obligations pursuant to this Operating Agreement, Finisterre and Golden shall nevertheless remain liable to perform all obligations of the Operating Agreement.

                         Execution of Other Instruments

          10.08 The parties covenant and agree that they will execute any other instruments and documents that (i) are requested by West Coast; (ii) may become necessary or convenient to effectuate and carry out the purposes of this Operating Agreement; or (iii) may become necessary or convenient to obtain minimum withholding tax liabilities relating to West Coast's Net Profit Interests. Finisterre/Golden covenants and warrants that it will obtain express written approval from its directors regarding the terms and conditions of this Operating Agreement. Finisterre/Golden covenant and agree to obtain full approval from the Vancouver Stock Exchange for this Operating Agreement and provide West Coast confirmation of same.

                                    Headings

          10.09 The headings used in this Operating Agreement are used for administrative purposes only and shall not be considered in construing the terms of this Operating Agreement.

                          Effect of Partial Invalidity

          10.10 If any one or more of the provisions contained in this Operating Agreement shall, for any reason, be held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provision of this Operating Agreement, and this Operating Agreement shall be construed as if that invalid, illegal, or unenforceable provision had never been contained in this Operating Agreement.

                          Joint and Several Obligations

         10.11 It is the express intent of the Parties hereto that all the obligations, responsibilities and liabilities set forth in this Operating Agreement shall be the joint and several liabilities, obligations and responsibilities of Finisterre and Golden and that West Coast can enforce the provisions of this Operating Agreement against Finisterre, Golden or both Finisterre and Golden, and their respective successors, assigns, parent or subsidiary, related or affiliated companies.

                                   EXHIBIT "A"


          The following claims and/or concessions are located in the State of Sinaloa, Mexico and are listed in the Public Registry of Mining and are governed by the Mine Operating Agreement:

<CAPTION

                             Exploration      Date of       Year of

Concession Name              Title Number     Title         Expiry.
SAN JOSE                     190244           06/12/90      06/12/96
LA NUEVA ESPERANZA           162840           19/12/91      18/12/97
GUADALUPE                    163357           05/12/90      04/12/2040
NIJEVO ROSARITO              184999           13/12/89      12/12/2049
EL REAL                      190736           29/04/91      28/04/97
TRES AMIGOS 2                192290           19/12/91      18/12/97
TRES AMIGOS                  172216           27/10/83      26/10/2033
MINA GRANDE                  163578           10/10/78      09/10/2028
AMPLIACION SANTA ROSA        163592           30/10/78      29/10/2028
SANTO TOMAS                  178649           13/08/86      12/08/95
SAN NICOLAS                  163913           14/12/78      13/12/2028
LALJBERTAD                   172433           14/12/83      13/12/2033
LA UNION                     176214           26/08/85      25/08/2035
AMPLIACION DE SAN NICOLAS    183815           22/11/88      21/11/2038
SAN SEBASTIAN                184473           06/11/89      05/11/2039


Also included within the definition of the Mine and the Concessions are all claims and/or concessions identified and referenced in, and/or referred or relating to the attached chart and maps.

  The San Jose de Gracia property is a gold - copper project consisting of 24 Concessions located in Sinaloa State, Mexico, particulars of which are as follows:

         .

  ------------------------------------------------------------------------------
  CLAIM NAME                       TITLE OR FILE NUMBER                HECTARES
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  San Jose                         190244                             27.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  El Real                          190736                             2332.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Tres Amigos 2                    192290                             54.4672
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Lost Tres Amigos                 172216                             23.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  San Sebastian                    184463                             40.0000
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------
  CLAIM NAME                       TITLE OR FILE NUMBER               HECTARES
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  La Nueva Esperanza               209870; formerly 162840            40.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Guadalupe                        189470 ; formerly 163357           7.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Nuevo Rosario                    184999                             32.8781
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Mina Grande                      163578                             6.6588
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Ampliacion de Santa Rosa         163592                             25.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Santo Tomas                      187348; formerly 178649            312.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  San Nicolas                      163913                             55.5490
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  La Libertad                      172433                             97.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  La Union                         176214                             4.1098
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Ampliacion de San Nicolas        183815                             17.4234
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------
  CLAIM NAME                       TITLE OR FILE NUMBER               HECTARES
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  El Real 2                        201128                             393.8510
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Piedras de Lumbre Uno            201946                             40.2753
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Piedras de Lumbre 2              201947                             34.8484
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Piedras de Lumbre 3              203467                             4.3098
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Finisterre Fraccion A            203285                             18.7856
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Finisterre Fraccion B            203286                             173.4966
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------
  CLAIM NAME                       TITLE OR FILE NUMBER               HECTARES
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  San Miguel                       183504                             7.0000
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  Santa Rosa                       170557                             31.4887
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  San Andreas                      192288                             385.0990
  ------------------------------------------------------------------------------

                                 Map 1 of Claims

                                (Graphic Omitted)

                                 Map 2 of Claims

                                (Graphic Omitted)

--------------------------------------------------------------------------------

                                  Counterparts

          10.12 This Operating Agreement maybe executed in any number of counterparts and each counterpart shall for all purposes be deemed to be an original.

                                             Gender and Number

          10.13 Whenever the context requires, all words in this Operating Agreement in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

          Executed and effective as of the date first written above:

                                               MINERA FINISTERRE, S.A. de C.V.
                                               /S/ Ronald Tammekand
                                               --------------------
                                               By: Ronald Tammekand

                                               Its: President

COUNTRY OF

STATE OF

          SUBSCRIBED AND SWORN TO BEFORE ME by the said Ronald Tammekand on this______ day of______ 1998, to certify which, witness my hand and official seal.

                                 Notary Public,

                                 My Commission Expires: ______________

                                 MINERA FINISTERRE, S.A. de C.V.

                                 /S  Dalton Dupasquier
                                 ----------------------
                                 By: Dalton Dupasquier

                                  Its: Director